Exhibit 99.1

Nutrastar International Inc. Announces Record Second Quarter 2010 Results

Financial Highlights for the Three Months Ended June 30, 2010:

  Revenues increase 63.4%;

  Gross margin increases 19.1% to 83.7%

  EPS reaches $0.12

Harbin, China, August 16, 2010-- Nutrastar International Inc. (OTCQB: NUIN; "Nutrastar" or the "Company"), a leading nutraceutical company which produces and distributes Chinese Golden Grass ("Cordyceps Militaris") and other specialty food products, today announced financial results for their three and six months ended June 30, 2010.

Three Months Ended June 30, 2010

Revenues reached $5.46 million, an increase of approximately $2.12 million, or 63.4% from the same period in 2009. The increase was mainly attributable to the increase in sales of the company’s core product, Chinese Golden Grass, as well as an increase in selling prices for their packaged Chinese Golden Grass products.

Gross profit was $4.57 million, an increase of approximately $2.41 million, or 112.0% as compared to the same period in 2009. Gross margin was 83.7%, an increase of 19.1% from 64.6% during the same period in 2009. The increase in gross margin was mainly due to continued product mix shift towards Chinese Golden Grass and increased sales of their higher margin small package Chinese Golden Grass products.

Operating income was approximately $3.79 million, an increase of $2.07 million, or up 120.3% from the comparable period of 2009. Operating margin was 69.4% for the second quarter 2010, an increase of 17.9% from 51.5% during the comparable 2009 period.

Net income was $3.42 million, an increase of $1.92 million, or 127.7% from the same period of 2009. Basic and diluted earnings per share for both quarters ended June 30, 2010 and 2009 was $0.12.

Six Months Ended June 30, 2010

Revenues were $10.23 million, an increase of 28.1% from approximately $7.98 million recorded for the same six month period in 2009. The increase was primarily as a result of an increase in sales of their Chinese Golden Grass, as well as an increase in selling prices for their packaged Chinese Golden Grass products.

Gross profit was recorded as $8.28 million, an increase of 64.2% from approximately $5.04 million during the same period in 2009. Gross margin was 81.0% for the six months ended June 30, 2010, an increase of 17.8% from 63.2% during the same period in 2009. As mentioned above, the increase was a result of continued product mix shift towards Chinese Golden Grass and the increased sales of their higher margin products.

Operating income was approximately $6.90 million, up 64.6% from $4.19 million recorded in the same six month period of 2009. Operating margin was 67.5% for the first six months of 2010, an increase of 15.0% from 52.5% recorded in the same six month period of 2009.

Net income was $6.14 million, up 67.2% from $3.67 million recorded in the first six months of 2009. Earnings per basic share was $0.31 and per diluted share was $0.30 as compared to $0.29 for the comparable 2009 period on a basic and diluted basis.

As of June 30, 2010, the Company had cash and cash equivalents in the amount of $32.26 million and total liabilities in the amount of $11.92 million.

Ms. Lianyun Han, President and Chief Executive Officer of Nutrastar commented, “Nutrastar’s performance in the second quarter was exceptional. We saw heightened consumer demand for our Golden Grass products, especially our high margin, small packaged products. This significant increase in sales suggests that consumer knowledge of the medicinal benefits of Chinese Golden Grass is gaining traction and the nutraceutical market in China is growing at a healthy rate. On a quarterly basis, revenues increased by roughly 63.4% and EPS reached $0.12, outstanding growth given the current volatile economic environment.”

Ms. Han continued, “Since the second quarter ended, we announced a few important measures that will prepare the company for significant expansion and growth in the time ahead. We plan to expand our manufacturing capabilities by over 30%, increasing our production capacity to 72 tons by the end of 2010. In addition to expanding our production capacity, we are also continuously seeking to further our geographical footprint and diversify our Golden Grass product pipeline. We announced in July 2010 the signing of a product purchase agreement with Century Brighton Holdings, which will further expand our customer base and penetration into the lucrative Hong Kong market. We also announced the patent application of our Golden Grass wine and oral liquids which we anticipate will be in trial production in Q1 2011. It’s expected that with our increased production capabilities, continued efforts on the R&D side, as well as further expansion of distribution network, Nutrastar will show consistent growth on both the revenue side and product side going forward.”

For more information regarding Nutrastar’s financial performance during the second quarter of 2010, please refer to the Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on August 16, 2010.

NUTRASTAR INTERNATIONAL INC. AND SUBSIDIARIES CONDENSED
CONSOLIDATED BALANCE SHEETS
(AMOUNTS EXPRESSED IN US DOLLARS)

	June 30	December 31
	2010	2009
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$32,262,243	$20,115,677
Restricted cash	350,000	-
Accounts receivable	279,564	215,486
Inventories	704,502	616,073
Due from related party	51,000	-
Prepayments and other receivables	209,733	251,235
Total current assets	33,857,042	21,198,471
OTHER ASSETS
Intangible assets, net	2,541,496	2,747,402
Property, plant and equipment, net	10,174,213	10,396,507

Total assets	$46,572,751	$34,342,380

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$55,214	$863
Other payables and accruals	380,184	453,504
Payable for intangible assets	883,535	878,709
Income tax payable	241,032	319,873
Due to related parties	551,665	49,794
Preferred stock dividend payable	13,748	-
Acquisition payable	8,784,821	8,736,833
Total current liabilities	10,910,199	10,439,576
Warrants liabilities	1,006,279	-

Total liabilities	11,916,478	10,439,576

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred Stock, $0.001 par value, 1,000,000 shares authorized, 197,706 shares and none shares issued and outstanding, respectively; aggregate liquidation preference amount: $5,535,768 and $nil, plus accrued but unpaid dividend of $13,748 and $nil, at June 30, 2010 and December 31, 2009, respectively	4,554,406	-
Common stock, $0.001 par value, 190,000,000 shares authorized, 14,332,731 and 14,297,731 shares issued and outstanding	14,333	14,298
Additional paid-in capital	6,356,116	4,715,891
Statutory reserves	1,345,894	1,341,687
Retained earnings	21,234,521	16,858,012
Accumulated other comprehensive income	1,151,003	972,916
Total shareholders' equity	34,656,273	23,902,804

Total liabilities and shareholders' equity	$46,572,751	$34,342,380

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)
(AMOUNTS EXPRESSED IN US DOLLARS)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009

Revenue	$5,458,152	$3,339,762	$10,226,547	$7,983,039

Cost of goods sold	(888,415)	(1,183,805)	(1,944,930)	(2,939,751)

Gross profit	4,569,737	2,155,957	8,281,617	5,043,288

Selling expenses	(233,310)	(81,574)	(405,028)	(193,119)
General and administrative expenses	(547,331)	(354,696)	(977,117)	(658,211)

Income from operations	3,789,096	1,719,687	6,899,472	4,191,958

Other income (expenses):
Interest income	33,719	39,849	66,796	52,584
Exchange loss	(15,698)	(5,109)	(15,269)	(3,509)
Change in fair value of warrants	131,088	-	131,088	-
Other	-	-	-	152
Total other income (expenses)	149,109	34,740	182,615	49,227

Income before income tax	3,938,205	1,754,427	7,082,087	4,241,185

Provision for income tax	(522,564)	(254,620)	(945,384)	(570,838)

Net income	3,415,641	1,499,807	6,136,703	3,670,347

Other comprehensive income:
Foreign currency translation adjustment	169,229	13,628	178,087	9,317

Total comprehensive income	$3,584,870	$1,513,435	$6,314,790	$3,679,664

Earnings per share:
Basic	$0.12	$0.12	$0.31	$0.29
Diluted	$0.12	$0.12	$0.30	$0.29

Weighted average number of shares outstanding:
Basic	14,332,731	12,874,654	14,322,786	12,836,405
Diluted	14,342,168	12,874,654	14,445,374	12,836,405

About Nutrastar International Inc.

Nutrastar International Inc. is a China based nutraceutical company which produces and distributes Chinese Golden Grass ("Cordyceps Militaris"), organic and specialty food products in China. The Company's primary product is dry engineered Chinese Golden Grass, which is one of the most highly regarded herbal nutrients in Chinese culture. The Company believes it is the largest manufacturer of engineered Chinese Golden Grass in China, ranked by volume, according to China Market Monitoring Center (CMMC), accounting for 19% market share in China. The Company is headquartered in Harbin, capital of Heilongjiang province, with 302 employees, 21 in R&D, and 132 in sales and marketing. The products of Nutrastar are sold throughout China via a distribution network that covers more than 10 provinces. More information may be found at http://www.nutrastarintl.com or e-mail: ir@nutrastarintl.com.

Safe Harbor Statement

This news release contains “forward-looking statements” relating to the business of Nutrastar International Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, the Company does not assume a duty to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Robert Tick, CFO
Nutrastar International Inc.
Tel: +1- 408-306-9881
Email: roberttick@nutrastarintl.com

Howard Gostfrand
American Capital Ventures
Tel: +1-305-918-7000
Email: info@amcapventures.com